Exhibit 23.2
[Letterhead of Huddleston & Co., Inc.]
February 28, 2007
Helix Energy Solutions Group, Inc.
400 North Sam Houston Parkway East
Suite 400
Houston, TX 77060

Re:	Helix Energy Solutions Group, Inc. Securities and Exchange Commission Form 10-K Consent Letter
Gentlemen:
The firm of Huddleston & Co., Inc. consents to the naming of it as experts and to the incorporation by reference of its report letter dated February 14, 2007 concerning the proved reserves as of January 1, 2007 attributable to Energy Resource Technology GOM, Inc. in the Annual Report of Helix Energy Solutions Group, Inc. on Form 10-K to be filed with the Securities and Exchange Commission. Huddleston & Co., Inc. has no interests in Helix Energy Solutions Group, Inc. or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Helix Energy Solutions Group, Inc. We are not employed by Helix Energy Solutions Group, Inc. on a contingent basis.

Very truly yours, HUDDLESTON & CO., INC.
By:	/s/ PETER D. HUDDLESTON
	Name:	Peter D. Huddleston, P.E.
	Title:	President